Exhibit 23.2

CONSENT OF GRANT THORNTON LLP,

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated February 28, 2005, accompanying the consolidated financial statements and schedule included in the Annual Report of Cell Therapeutics, Inc. on Form 10-K for the year ended December 31, 2004. We hereby consent to the incorporation by reference of said report appearing in the Annual Report (Form 10-K) of Cell Therapeutics, Inc for the year ended December 31, 2005 in the Registration Statements of Cell Therapeutics, Inc. on Form S-3 (File Nos. 333-36038, 333-41300, 333-67906, 333-36603, 333-38431, 333-108926, 333-112681, 333-130004, 333-130411, 333-131533) and on Form S-8 (File Nos. 333-65200, 333-58957, 333-35919, 333-97015, 333-106568, 333-106571, 333-112791 and 333-118016).

/s/ Grant Thornton LLP

Seattle, Washington

March 14, 2006